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NEWS RELEASE

SHAW COMPLETES PURCHASE OF CANWEST BROADCASTING ASSETS

Calgary, Alberta (October 27, 2010) – Shaw Communications Inc. (“Shaw” or the “Company”) today announced that it has closed its purchase (the “Transaction”) of all of the broadcasting assets of Canwest Global Communications Corp. (“Canwest”).

The Transaction includes the acquisition of 100% of the over-the-air and specialty television businesses of Canwest, including all of Canwest’s equity interests in CW Investments Co. (“CW Investments”), the Canwest subsidiary which owns a portfolio of specialty television channels acquired from Alliance Atlantis Communications Inc. in 2007 (the “CW Media Group”). Collectively, these assets will form Shaw Media, a division of Shaw Communications Inc.

“The Asper family built a broadcasting organization which served our country well. We look forward, under our stewardship, to strengthening these important assets for the benefit of all Canadians”, said JR Shaw, Executive Chair.

“Today marks the successful emergence of Canwest broadcasting assets from creditor protection and represents a major milestone in the evolution of broadcasting in Canada. We are excited about the possibilities that the marriage of distribution and content creates for all of our stakeholders and we are pleased to be in the position to officially welcome an additional 2,100 employees to the Shaw family”, said Brad Shaw, Executive Vice President of Shaw.

The aggregate purchase price for the Canwest broadcasting assets, including the amounts paid prior to closing to acquire the shares of CW Investments from affiliates of Goldman Sachs Capital Partners and the debt to be assumed at the CW Media Group level, is approximately C$2 billion. Based on information provided by Canwest for the year ended August 31, 2010, Canwest’s broadcasting assets generated consolidated revenue in excess of C$1 billion and earnings before interest, income taxes, depreciation and amortization (“EBITDA”) of over C$260 million. Shaw understands that these results exclude the impact of a one-time CRTC Part II fee recovery and represent revenue growth of 9% and EBITDA growth of 18% compared to fiscal 2009 results.

“In fiscal 2010 the Canwest broadcasting assets generated strong financial results and the growth in revenue and EBITDA was reflective of the general improvement in the Canadian advertising market and the restructuring initiatives undertaken by Canwest. The Transaction is immediately accretive to Shaw’s free cash flow and continued growth in Canwest broadcasting assets in fiscal 2011 is expected, albeit at a slower rate compared to fiscal 2010. We anticipate providing additional information in conjunction with the release of our fiscal 2011 first quarter results”, said Steve Wilson, Senior Vice President and Chief Financial Officer of Shaw.

“This acquisition brings together outstanding content and distribution capabilities and a team of talented and experienced industry leaders. Together, we will change the competitive landscape and create a new Canadian broadcasting model that delivers quality content when, where and how our customers want to receive it”, said Paul Robertson, Group Vice President, Broadcasting and President of Shaw Media.

The following executives will comprise Shaw Media’s management team:

Andrew Akman, Vice President, Planning, will oversee strategic planning and business development for Shaw Media. Mr. Akman will be responsible for sourcing and executing initiatives that position Shaw Media for long term growth, including its transformation into an integrated part of the Shaw organization.

Paul Burns, Vice President, Digital Media will be responsible for developing fully integrated and multi-platform strategies for current and future digital media initiatives across all Shaw’s business units.

Charlotte Bell, Vice President, Regulatory and Government Affairs, will lead and oversee Shaw Media’s regulatory strategies and implementation, including compliance, policy, all aspects of the licensing process and liaising with appropriate regulatory/government agencies and departments.

Carol Darling, Vice President, Engineering and Broadcast Systems, will oversee engineering, master control, transmission and technical services for Shaw Media and will be responsible for driving innovation and synergies with our broadcasting assets.

Errol Da-Ré, Senior Vice President, Sales will lead the Shaw Media national and local sales teams, including the Marketing Ventures, Strategic Research, Digital Media and Revenue & Inventory Management teams.

Michael French, Vice President, Finance, will oversee Shaw Media’s internal and external financial and performance management reporting as well as budgeting, forecasting, business analysis and support, and cash and risk management functions.

Dervla Kelly, Senior Director, Communications will be responsible for internal and external communications for Shaw Media, which includes oversight of media and industry relations, public affairs and employee communications for the broadcasting business. In addition, Ms. Kelly will assume responsibility for Public Relations for Shaw Communications.

Troy Reeb, Vice President, News, will be responsible for all news and related programming on Global Television and affiliated websites. This includes the flagship network newscast, Global National, the current affairs program 16:9, and the operations of 11 local stations across Canada, plus Global News bureaus around the world.

Barbara Williams, Senior Vice President, Content, will oversee the creation of Canadian original productions, acquisition of top U.S. and international series and scheduling for the company’s conventional television network, 19 specialty channels and digital media sites.

Shaw Communications Inc. is a diversified communications and media company, providing consumers with broadband cable television, High-Speed Internet, Digital Phone, telecommunications services (through Shaw Business Solutions), satellite direct-to-home services (through Shaw Direct) and engaging  programming content (through Shaw Media).  Shaw serves 3.4 million customers, including 1.8 million Internet subscribers and 1.1 million Digital Phone customers, through a reliable and extensive network, which comprises 625,000 kilometres of fibre.  Shaw Media includes the second largest conventional television network in Canada, Global Television, and 19 specialty networks including HGTV, Food Network, History and Showcase.  Shaw is traded on the Toronto and New York stock exchanges and is included in the S&P/TSX 60 Index (Symbol: TSX – SJR.B, NYSE – SJR).

Certain statements included in this news release are forward-looking statements. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from performance or achievements expressed or implied by such forward-looking statements. Statements concerning or implying future performance are based on assumptions concerning general economic conditions, including the demand for television advertising, and our ability to capitalize on opportunities that we have identified.

Certain measures included in this news release are non-GAAP financial measures. Neither “EBITDA” nor “free cash flow” is an earnings measure recognized by GAAP and neither term has a standardized meaning prescribed by GAAP. Therefore these non-GAAP financial measures may not be comparable to similar measures presented by other issuers. Investors are cautioned that these non-GAAP financial measures should not be construed as alternatives to net income as determined in accordance with GAAP. We reference EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. We reference “free cash flow” as it measures the Company’s ability to repay debt and return cash to shareholders; for the applicable definition of “free cash flow”, please refer to the definitions and discussion under the heading “Key Performance Drivers” in the Company’s Management Discussion and Analysis for the fourth quarter ended August 31, 2010.

For further information, please contact:

Shaw Investor Relations
investor.relations@sjrb.ca